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                                   EXHIBIT 4.4







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                                                                 EXHIBIT 4.4



                                     SUMMARY
                                       OF
                             1996 LAUNCH BONUS PLAN

     In recognition of the dedication and hard work of employees of EchoStar Communications Corporation (the "Corporation") and of its subsidiaries in anticipation of the launch of EchoStar II, the Board of Directors of the Corporation awarded to each employee who had been with the Corporation or any of its subsidiaries for at least ninety (90) days on September 10, 1996, ten (10) shares of the Corporation's Class A Common Stock. The award is a special one-time grant.